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                                                    EXHIBIT 10.31

                               AMENDMENT NO. 1
                                   TO THE
                      GREAT WESTERN FINANCIAL CORPORATION
                      UMBRELLA TRUST FOR SENIOR OFFICERS



      WHEREAS, Great Western Financial Corporation (the "Company") has established the Great Western Financial Corporation Umbrella Trust for Senior Officers (the "Trust") to give participants in various plans, contracts and agreements greater security by placing assets in trust; and

      WHEREAS, it is desirable to amend the Trust to include the Company's Retirement Restoration Plan.

      NOW, THEREFORE, the Trust is amended, effective as of October 25, 1994, as follows:


      The first introductory paragraph is amended to add the following Plan:

      "Great Western Financial Corporation Retirement Restoration Plan"